UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
January 18, 2007

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation or organization)	File Number)	Identification No.)
Delaware	001-31898	03-0376558

(Address of principal executive offices)		(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN		38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pinnacle Airlines Corp.’s (the “Company”) Form 8-K dated January 18, 2007 announcing its purchase of Colgan Air, Inc.(“Colgan”) is hereby amended to include Item 9 below.
Item 9.01 Financial Statements and Exhibits
(a) Financial statements of businesses acquired.
Independent Auditors’ Report
The Board of Directors Colgan Air, Inc.:
We have audited the accompanying balance sheet of Colgan Air, Inc. as of December 31, 2006, and the related statements of operations, shareholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As discussed in Note 13 to the accompanying financial statements, on January 18, 2007, Pinnacle Airlines Corp. purchased all of the issued and outstanding stock of Colgan Air, Inc.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colgan Air, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
                         /s/ KPMG LLP

                        McLean, Virginia
                        April 5, 2007

Colgan Air, Inc.
Statement of Operations

Year Ended
December 31, 2006
Operating revenues:
Regional airline service	$178,333,562
Essential air service	11,697,525
Other	1,350,233

Total operating revenues	191,381,320

Operating expenses:
Salaries, wages and benefits	41,907,537
Aircraft fuel	36,076,282
Aircraft maintenance, materials and repairs	38,705,827
Aircraft rentals	9,945,286
Other rentals and landing fees	9,121,166
Commissions and passenger related expenses	18,784,490
Ground handling services	12,225,725
Depreciation and amortization	5,464,266
Other	15,284,471

Total operating expenses	187,515,050

Operating income	3,866,270

Nonoperating (expense) income:
Interest expense, net	(3,774,884)
Other income	55,862

Net nonoperating expense	(3,719,022)

Net income	$147,248

The accompanying notes are an integral part of these financial statements.

Colgan Air, Inc.
Balance Sheet

As of
December 31, 2006
Assets
Current assets
Cash and cash equivalents	$3,919,284
Accounts receivable	9,551,465
Spare parts and supplies, net of allowance for obsolescence	5,950,264
Prepaid expenses and other current assets	1,933,996

Total current assets	21,355,009
Property and equipment
Flight equipment	49,498,091
Other property and equipment	6,659,681

Total property and equipment	56,157,772
Less: Accumulated depreciation and amortization	(14,116,507)

Net property and equipment	42,041,265
Deposits	525,937
Other assets	451,274

Total assets	$64,373,485

Liabilities & Shareholders’ Deficit
Current liabilities
Accounts payable	$14,272,596
Accrued liabilities	10,084,217
Current maturities of long-term debt	9,643,962
Current maturities of capital leases	1,045,605
Bank line of credit	8,374,506
Deferral of lease incentives and other gains	508,120
Short-term note payable	10,000

Total current liabilities	43,939,006

Long-term liabilities
Long-term debt, net of current maturities	15,836,882
Capital leases, net of current maturities	4,782,686

Total liabilities	64,558,574
Commitments and contingencies (Note 12)

Shareholders’ deficit
Common shares (no par value, 1,000 shares authorized, 600 shares issued and outstanding)	240,000
Accumulated deficit	(425,089)

Total shareholders’ deficit	(185,089)

Total liabilities and shareholders’ deficit	$64,373,485

The accompanying notes are an integral part of these financial statements.

Colgan Air, Inc.
Statements of Shareholders’ Deficit

	Shares of	Value of		Total
	Common	Common	Accumulated	Shareholders’
	Stock	Stock	Deficit	Deficit
Balance at December 31, 2005	600	$240,000	$(565,168)	$(325,168)

Distributions	—	—	(7,169)	(7,169)
Net Income	—	—	147,248	147,248

Balance at December 31, 2006	600	$240,000	$(425,089)	$(185,089)

The accompanying notes are an integral part of these financial statements.

Colgan Air, Inc.
Statements of Cash Flows

Year Ended
December 31, 2006
Operating activities
Net income	$147,248
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,464,266
Amortization of deferred lease incentives and other	(204,214)
Change in operating items:
Accounts receivable	742,223
Spare parts and supplies	(1,900,786)
Prepaid expenses and other current assets	154,718
Accounts payable and accrued liabilities	5,322,492
Other assets	19,591

Net cash provided by operating activities	9,745,538

Investing activities
Purchases of flight equipment and other property and equipment	(5,561,364)
Proceeds from the sale of property and equipment	2,968,967
Payments of deposits, primarily for leased aircraft	(86,729)

Net cash used in investing activities	(2,679,126)

Financing activities
Borrowings on bank line of credit	1,499,999
Payments on notes payable and long-term debt	(6,759,477)
Payments on capital lease obligations	(889,427)
Distributions to shareholders	(7,169)

Net cash used in financing activities	(6,156,074)

Net increase in cash and cash equivalents	910,338
Cash and cash equivalents at beginning of year	3,008,946

Cash and cash equivalents at end of year	$3,919,284

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,211,685

Supplemental disclosure of non-cash investing and financing activity
Equipment obtained under capital lease agreements	$4,075,978
The accompanying notes are an integral part of these financial statements.

Colgan Air, Inc.
Notes to Financial Statements
1. Description of Business
     Colgan Air, Inc., (“the Company”), founded in 1991, provides regional airline services under separate code-share contracts with US Airways, Inc. (“US Airways”), Continental Airlines, Inc. (“Continental Airlines”) and United Airlines, Inc. (“United Airlines”). The Company also contracts with the Department of Transportation (“DOT”) to provide subsidized essential air service (“EAS”) to selected smaller cities and communities.
     As of December 31, 2006, the Company’s balance of total current liabilities of $43.9 million exceeded total current assets of $21.0 million. The balance of total current liabilities included $9.6 million and $1.0 million of current maturities of long-term debt and capital lease obligations. As discussed in Note 13, the Company was acquired by Pinnacle Airlines Corp. on January 18, 2007.
2. Significant Accounting Policies
Cash and Cash Equivalents
     Cash and cash equivalents are comprised of cash in banks and highly liquid investments with an original maturity of three months or less.
Use of Estimates
     The preparation of the Company’s financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Management periodically assesses the accuracy of these estimates. Actual results could vary from those estimates.
Revenue Recognition
     As discussed above and in Note 3, substantially all of the Company’s operating revenue is obtained under its operating agreements with US Airways, Continental Airlines, United Airlines and under EAS contracts with the DOT. Regional airline service revenues are recognized when flights have occurred. Tickets are sold and processed by the partner airlines. Amounts due to the Company are settled on a monthly basis. Passenger tickets typically include segments flown by the Company and segments flown by the partner airlines. Passenger revenues are based on a pro-rated share of ticket prices earned by the Company for the passengers transported. The Company earns additional compensation or is subject to penalties based on the achievement of certain performance metrics.
     The public service revenue earned by the Company under its EAS agreements with the DOT is recognized based on actual flights operated to and from selected smaller cities and communities and are based on pre-determined rates as awarded in each contract.
     As stipulated in each contract, the Company participates in each partner’s frequent flyer program and compensates the respective partner certain pre-determined amounts for each passenger carried. The Company’s obligations for payment and expenses associated with these frequent flyer programs are recognized when services are provided under the code-share agreements. The timing of the Company’s recognition of expense associated with these items coincides with the timing of revenue recognition.
     Other revenue includes primarily maintenance repair services provided to other entities and is recognized when the repair services are provided under the terms of the respective operating arrangement. For the year ended December 31, 2006, repair services in the amount of $689,989 were provided to Pinnacle.

Colgan Air, Inc.
Notes to Financial Statements
2. Significant Accounting Policies (continued)
Spare Parts and Supplies
     Spare parts and supplies consist of expendable parts and maintenance supplies related to flight equipment and are carried at average cost. Spare parts and supplies are recorded as inventory when purchased and charged to expense as used. The Company provides an allowance for spare parts and supplies identified as obsolete or excess. The allowance for inventory obsolescence was $594,000 at December 31, 2006.
Concentration of Credit Risk
     Substantially all of the Company’s revenues and accounts receivable were earned from its code-share agreements with US Airways, Continental Airlines and United Airlines.
     For the year ended December 31, 2006, the Company obtained approximately 51%, 27% and 16% of its total operating revenue from US Airways, Continental Airlines and United Airlines, respectively.
     At December 31, 2006, US Airways, Continental Airlines and United Airlines owed the Company approximately 54%, 19% and 5%, respectively, of the amounts shown as accounts receivable on the Company’s balance sheet. Amounts due from the DOT represented approximately 13% of the Company’s accounts receivable at December 31, 2006. Collection losses have historically been minimal and accordingly, no allowance for doubtful accounts has been provided. For further discussion of the Company’s operating agreements with these customers, see Note 3.
Property and Equipment
     Property and equipment, consisting primarily of aircraft and aircraft rotable spare parts, are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Major additions and betterments are capitalized.
     Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives are seven to twenty years for flight equipment, seven years for major repairable parts and assemblies, and five to ten years for other property and equipment. Leasehold improvements and property and equipment under capital leases are amortized over the shorter of the assets useful life or the remaining term of the lease.
Deposits and Other Assets
     Deposits consist primarily of deposits with the aircraft lessors that are required to be made in advance of the leased aircraft’s delivery to the Company. Aircraft deposits on leases with termination dates in 2007 are included in prepaid expenses and other current assets in the Company’s balance sheet. The remaining aircraft deposits are considered long term in nature due to the fact that they are scheduled to be returned in years extending beyond 2007. Other assets includes the cash surrender values of life insurance policies for certain officers of the Company, for which the Company is a beneficiary.
Maintenance and Repairs
     Maintenance and repairs, including the cost of repairing major repairable parts, are expensed as incurred. The Company has executed long-term agreements with the engine manufacturers and other service providers covering repair and overhaul of certain of its engines and airframe components. These agreements call for an escalating rate per hour flown over the life of the agreement generally based on the year over year changes to selected inflation indices. The Company’s maintenance accounting policy for items covered by such agreements is to expense amounts based on the current rate as the aircraft are flown.
     For both flight equipment not covered under a long-term maintenance agreement and airframe overhaul expenses, the Company’s maintenance policy is to expense the amounts as the maintenance events occur.

Colgan Air, Inc.
Notes to Financial Statements
2. Significant Accounting Policies (continued)
Impairment of Long-Lived Assets
     The Company evaluates whether there has been an impairment of its long-lived assets if circumstances indicate that a possible impairment may exist. Impairment exists when the carrying amount of a long-lived asset is not recoverable (undiscounted cash flows anticipated to be generated through the asset’s use and eventual disposal are less than the asset’s carrying value) and exceeds its fair value. If it is determined that an asset has been impaired, the carrying value of the long-lived asset is reduced to its fair value. The Company concluded that none of its long-lived assets were impaired as of December 31, 2006.
Income Taxes
     The Company is structured as a sub-chapter S corporation, with income and losses from operations passed to the shareholders and reported on their individual returns. Certain states in which the Company operates require payments of franchise, property, excise, or business entity taxes at the corporate level. Taxes paid in 2006, primarily property taxes, amounted to $96,067 in 2006 and are included on the statement of operations under other operating expenses.
3. Airline Transportation Agreements
US Airways
     In 1999, the Company entered into a code-share agreement with US Airways (“the US Air Agreement”) to provide passenger service, general commodity, small package service and priority airfreight shipments and U.S. mail transport under the name “US Airways Express.” The US Air Agreement allows the use of the US Airways flight designator code to identify flights and fares in computer reservations systems, permits use of logos, service marks, aircraft paint schemes, and uniforms similar to US Airways and provides coordinated scheduling and joint advertising. The US Air Agreement is structured as a pro-rate agreement for which the Company receives an allocated portion of the passengers’ fare and pays all of the costs of transporting the passenger. The Company controls all scheduling, inventory and pricing for each local market it serves. The current US Air Agreement became effective on October 1, 2005 under terms similar to the 1999 agreement and has a three-year term.
     The US Air Agreement provides US Airways first right of initial refusal should the Company receive an offer to purchase or lease slots at Ronald Reagan National Airport in Washington, D.C. or LaGuardia International Airport in New York, New York or an offer to purchase any portion of an equity interest in the Company, except for stock sale or transfer between current shareholders and their families.
     The US Air Agreement contains financial incentives which are based on the Company’s ability to meet or exceed certain operational metrics. For the year ended December 31, 2006, the Company increased regional airline service revenue by $476,442 for successfully achieving certain of these operational targets.
     The Company derived approximately 51% of its revenue in 2006 from operations associated with its code-share relationship with US Airways. As of December 31, 2006, the Company operated 20 Saab 340B aircraft, one Saab 340A aircraft, and 11 Beechcraft 1900D aircraft under the US Air Agreement.
United Airlines
     In October 2003, the Company entered into a code-share agreement with United Airlines to include the United Airlines flight designator code along with the US Airways flight designator code on all flights operated by the Company. In October 2005, the Company entered into a separate code-share agreement with United Airlines to provide services as a United Express carrier. This agreement is for a term of three years and expires on December 31, 2008. The agreement is structured as a pro-rate agreement for which the Company receives an allocated portion of the passengers’ fare and pays all of the costs of transporting the passenger. The Company controls all scheduling, inventory and pricing for each local market it serves.

Colgan Air, Inc.
Notes to Financial Statements
3. Airline Transportation Agreements (continued)
     At December 31, 2006, the Company operated seven Saab 340A/B aircraft under the name “United Express.” The Company derived approximately 16% of its revenue in 2006 from operations associated with this code-share relationship with United Airlines.
Continental Airlines
     In January 2005, the Company was selected to provide service under a five-year code-share agreement with Continental Airlines (the “Continental Agreement”). The Continental Agreement became effective on April 1, 2005 and extends for five years from the service start date of the last aircraft to go into service under the contract terms. The Continental Agreement is structured as a pro-rate agreement for which the Company receives an allocated portion of the passengers’ fare and pays all of the costs of transporting the passenger. However, the Company also receives a connect incentive for passengers connecting to or from a Company operated flight and a flight operated by Continental. The connect incentive is modified every six months to adjust for prospective modifications in fuel price and certain station expenses.
     The Company derived approximately 27% of its revenue in 2006 from operations associated with its code-share relationship with Continental Airlines. As of December 31, 2006, the Company operated 11 Saab 340B under the Continental Agreement, which are based in Houston, Texas.
Essential Air Service
     In addition to the passenger revenues earned under the code-share arrangements, in certain markets the Company receives additional revenues for providing service to the community. The Company operates under seven separate contracts with the DOT to provide subsidized air service to 12 communities as part of the EAS program. These contracts are generally for two-year terms and are renewable subject to a standardized competitive bidding process. The DOT, under the EAS contracts, provides subsidy revenue to the carrier based on specified rates during the two-year term.
     The Company derived 6% of its revenue in 2006 from subsidized operations pursuant to EAS agreements with the DOT.
4. Property and Equipment
     Property and equipment consists of the following as of December 31:

2006
Aircraft and improvements	$37,967,419
Flight equipment and rotable spare parts	11,530,672
Maintenance and ground equipment	2,587,310
Computer hardware and software	1,627,342
Office furniture and fixtures	793,159
Vehicles	656,540
Leasehold improvements	995,330

56,157,772

Less: Accumulated depreciation and amortization	(14,116,507)

Net property and equipment	$42,041,265

Colgan Air, Inc.
Notes to Financial Statements
4. Property and Equipment (continued)
     Property and equipment at December 31, 2006 includes assets under capital leases of $7,118,387 with accumulated amortization of $1,102,141. Depreciation and amortization expense for the year ended December 31, 2006 totaled $5,464,266.
5. Flight Equipment
     A summary of the Company’s operating aircraft as of December 31 is as follows:

	2006
		Operating
	Owned	Leases	Total
Beechcraft 1900D	1	10	11
Saab 340B	23	14	37
Saab 340A	—	2	2

Total	24	26	50

     The Company’s lease agreements generally provide that the Company pays taxes, maintenance, insurance and other operating expenses applicable to leased assets. Certain of the Company’s leases require aircraft to be in a specified maintenance condition at lease termination or upon return of the aircraft.
     The Company leases ten Beechcraft 1900D aircraft. The aircraft are subject to 60 month leases ending in 2007 and 2010, but have termination options annually on their anniversary dates.
     The Company leases 14 Saab 340B aircraft and two Saab 340A aircraft. The lease agreements have termination options from 2007 through 2011. Ten of the aircraft have early termination provisions.
     In January 2006, the Company entered into an aircraft lease agreement for one Saab 340A aircraft. The lease is for three years, but can be cancelled at any time upon a ninety day notice by the Company.
     In February 2006, the Company entered into sale-leaseback capital lease transactions with a related party for two of its Saab 340B aircraft. The sales resulted in a combined gain of $233,729, which has been deferred and will be recognized as an offset to interest expense over the lives of the capital leases. The monthly payments on each of the leases are $29,000 and are set to expire February 28, 2013.
     In 2006, the Company entered into aircraft purchase agreements with a financial institution to acquire four Saab 340B aircraft. One aircraft was delivered in April 2006, two were delivered in November 2006 and one was delivered in February 2007.
     In November 2006, the Company entered into new lease terms on three of its existing Saab 340B aircraft. The new leases are for a five-year term with annual early termination options beginning in year four.
6. Accrued Liabilities
     Accrued liabilities consisted of the following as of December 31:

2006
Passenger related	$2,756,146
Compensation and related taxes	2,189,135
Ground handling and landing fees	1,945,260
Insurance costs	1,477,525
Other	791,248
Fuel	520,739
Interest	404,164

Total accrued liabilities	$10,084,217

Colgan Air, Inc.
Notes to Financial Statements
7. Long-term Debt
     Notes payable and current maturities of long-term debt consist of the following as of December 31:

2006
Notes payable, interest at 12.5%, with escalations ranging from 13.0% to 13.5% in future periods, 24-60 months, payable in various installments to 2009, collateralized by aircraft.	$8,165,257

Notes payable, interest at 8.4% - 8.6%, 60 months, payable monthly through 2010, collateralized by aircraft.	5,844,667

Notes payable, interest at 7.7%, 60 months, payable monthly through 2011, collateralized by aircraft.	3,921,419

Notes payable, interest at 8.5%, 64 months, payable in monthly installments through 2010, collateralized by aircraft.	1,995,898

Notes payable, interest at libor plus 2.0%, 36 months, accrued interest only through month 18, then payable in equal monthly installments through 2008.	1,888,889

Notes at libor plus 2.5%, payable in various installments to 2009, collateralized by aircraft.	1,610,863

Note payable at libor plus 3.5%, payable in monthly installments through 2009. Unsecured.	218,193

Notes payable, interest at 8.1%, 60 months, payable monthly through 2010, collateralized by aircraft parts.	1,112,059

Various other borrowing with maturites through 2008, interest ranging from 0% to 10.0%.	723,599

Total	25,480,844

Less: current maturities of long-term debt	(9,643,962)

Total long-term debt net of current maturities	$15,836,882

Colgan Air, Inc.
Notes to Financial Statements
7. Long-term Debt (continued)
     Maturities of long-term debt at December 31, 2006 are as follows:

Amount
2007	$9,643,962
2008	6,879,273
2009	6,290,443
2010	2,037,198
2011	629,968

Total	$25,480,844

     In January 2005, the Company entered into an agreement with an institutional lender for an accounts receivable loan in the aggregate principal amount not to exceed the lesser of $4,000,000 or 75% of the unpaid face value of qualified accounts plus 50% of the cost or market value, whichever is lower, of eligible inventory. In January 2006, the line of credit was increased to $8,500,000. The current termination date of July 1, 2007 is based on extensions and modifications entered into in January and February 2007. The termination date may, at the discretion of the lender, be extended to a subsequent date. Amounts outstanding under the line of credit were $8,374,506 at December 31, 2006.
8. Capital and Operating Leases
     The Company leases certain aircraft equipment, buildings and office equipment with non-cancelable terms of more than one year that expire in various years through 2025. Certain of these agreements are treated as capital leases based upon their terms. The Company’s leases that are treated as capital leases expire on various dates through 2013. Under these capital leases, an obligation is shown on the Company’s balance sheet for the present value of the future minimum payments. At December 31, 2006, the weighted average interest rate for these leases was approximately 9% and the net book value of the equipment associated with the capital leases was $6,016,246.
     As of December 31, 2006, the future minimum payments for the Company’s capital leases, by year and in the aggregate, together with the present value of the net minimum lease payments are as follows:

Amounts
2007	$1,543,813
2008	1,511,586
2009	1,305,245
2010	1,309,461
2011	775,746
Thereafter	876,646

Total future minimum lease payments	7,322,497
Amount representing interest	(1,494,206)

Present value of minimum lease payments	5,828,291
Less: Current maturities	(1,045,605)

Capital leases, net of current maturities	$4,782,686

     The Company’s non-cancelable operating leases for certain aircraft equipment, buildings and office equipment expire in various years through 2025.

Colgan Air, Inc.
Notes to Financial Statements
8. Capital and Operating Leases (continued)
     The following summarizes approximate minimum future rental payments, by year and in the aggregate, required for the non-cancelable period under operating leases with initial or remaining lease terms in excess of one year as of December 31, 2006.

	Operating Leases
	Aircraft	Non-aircraft	Total
2007	$6,619,513	$1,632,103	$8,251,616
2008	4,377,997	1,418,413	5,796,410
2009	2,146,674	1,052,208	3,198,882
2010	278,629	772,208	1,050,837
2011	—	712,071	712,071
Thereafter	—	9,795,240	9,795,240

Total future rental payments	$13,422,813	$15,382,243	$28,805,056
     Operating lease expense for aircraft and non-aircraft equipment was $9.2 million and $2.1 million, respectively, for the year ended December 31, 2006.
9. Related Party Transactions
     Shareholders and related parties hold various senior management positions within the Company. Individuals serving the Company in the capacity of Chairman, President, Vice President of Administration, Director of Planning, Director of Purchasing and Recruitment Manager are all shareholders and considered related parties.
     At December 31, 2006, the Company had outstanding receivables from the Chairman, President, Recruitment Manager, Vice President of Administration, Director of Planning, Director of Purchasing and other non-employee shareholders totaling $124,978, which are included in prepaid expenses and other current assets in the Company’s balance sheet. These receivables represent short-term notes due from shareholders and related interest.
     In 1994, the Chairman loaned $62,000 to the Company. The note balance at December 31, 2006, together with accrued and unpaid interest, was $69,778.
     In 1999, the President and the Director of Purchasing acquired an avionics business, which in 2006 provided services to the Company in the amount of $1,113,804. The balance due to this avionics business at December 31, 2006 was $24,982. The Company advanced sums to the avionics business for its payroll and payroll taxes. The total amount advanced during the year ended December 31, 2006 was $1,319,995. Accounts receivable due from the avionics business for payroll, payroll tax and payroll services as of December 31, 2006 was $145,380.
     The Company has entered into arrangements with the President, Vice President of Administration, Director of Purchasing and other related parties for leases of real property, primarily office and hangar space. The amounts paid under these leases totaled $483,660 in 2006.
     As previously noted, in February 2006, the Company entered into a sale-leaseback transaction with the President for two of its Saab 340B aircraft. The sales resulted in a combined gain of $233,729, which has been deferred and will be recognized as an offset to interest expense over the remaining terms of the capital leases. The monthly payments on each of the leases are $29,000 and are set to expire February 2013.
10. Employee Benefit Plans
     In 1996, the Company established a 401(k) profit-sharing plan. All full and part time employees who are at least 21 years of age and have one year of employment with the Company are eligible to participate in the plan. The Company, at its discretion, may make matching contributions. The Company made no matching contributions in 2006.

Colgan Air, Inc.
Notes to Financial Statements
11. Other Expenses
     Other expenses consisted of the following for the year ended December 31, 2006:

Amounts
Hull and other insurance	$4,144,625
Crew training expense	1,298,221
Crew overnight accommodations	3,004,854
Professional service fees	1,495,901
Other	5,340,870

Other operating expenses	$15,284,471

12. Commitments and Contingencies
     Legal Proceedings. The Company is a defendant in various lawsuits arising in the ordinary course of business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty, it is the opinion of the Company’s management, based on current information and legal advice, that the ultimate disposition of these matters will not have a material adverse effect on the financial statements as a whole.
     One of the outstanding lawsuits in which the Company is the defendant relates to the September 11, 2001 terrorist attacks. Management believes that any adverse outcome from this litigation will be covered by insurance, and therefore, will have no material adverse effect on the Company’s financial statements as a whole.
     Self-Insurance. The Company self-insures a portion of its losses from claims related to medical insurance for employees. Losses are accrued based on an estimate of the ultimate aggregate liability for claims incurred, using standard industry practices and actual experience.
     Regulatory Matters. The Company is subject to regulation under various laws and regulation, which are administered by numerous state and federal agencies, including the Federal Aviation Administration, TSA and the Department of Transportation. The Company is involved in various matters with these agencies during the ordinary course of its business. While the outcome of these matters cannot be predicted with certainty, the Company does not expect, based on current information and past experience, that the ultimate disposition of these matters will have a material adverse effect on its financial statements as a whole.
     In the Company’s aircraft lease agreements, it typically indemnifies the prime lessor, financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.
     The Company is party to numerous contracts and real estate leases in which it is common for it to agree to indemnify third parties for tort liabilities that arise out of or relate to the subject matter of the contract or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, the Company typically indemnifies the lessors and related third parties for any environmental liability that arises out of or relates to its use of the leased premises.
     The Company expects that its levels of insurance coverage (subject to deductibles) would be adequate to cover most tort liabilities and related indemnities described above with respect to real estate it leases and aircraft it operates.
     The Company does not expect the potential amount of future payments, if any, under the foregoing indemnities and agreements to be material.

Colgan Air, Inc.
Notes to Financial Statements
13. Subsequent Events
     On January 18, 2007, Pinnacle Airlines Corp. (“Pinnacle”), an unrelated publicly owned company, acquired all of the issued and outstanding stock of the Company. The purchase price of $20 million was completed through an immediate cash payment of $10 million and through the issuance of a $10 million, one-year promissory note.
     In conjunction with the purchase offer from Pinnacle noted above, the Company was required under the codeshare agreements to give written notice of the offer to purchase the outstanding stock of the Company to US Airways and Continental, who had the right of first and second refusal, respectively. The Company obtained waivers from US Airways and Continental as required in the agreements.
     On February 5, 2007, the Company entered into a new capacity purchase agreement with Continental Airlines whereby the Company will operate 15 Bombardier Q400 regional aircraft for Continental from its hub at Newark Liberty International airport. Under the agreement, Pinnacle is obligated to purchase a minimum of 15 Q400 regional aircraft with an aggregate list price of approximately $372 million, and will assign the 15 aircraft to the Company.

(b) Pro forma financial information.
On January 18, 2007, the Company acquired all of the issued and outstanding shares of Colgan. The purchase price was $20 million plus the assumption of Colgan’s liabilities. The unaudited pro forma combined statement of income gives effect to the acquisition of Colgan as if it had occurred on January 1, 2006. The pro forma information is based on the historical financial statements of Colgan as of and for the year ended December 31, 2006, giving effect to the transaction based on the assumptions and adjustments described in the accompanying notes to the pro forma combined balance sheet and statement of income. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values when appraisals, other studies and additional information become available.
The pro forma combined statement of income may not be indicative of the results that would have occurred if the combination had been in effect on the date indicated or which may be obtained in the future. The pro forma statements should be read in conjunction with the audited financial statements of Colgan included under Item 9.01(a) in this filing.
Pinnacle Airlines Corp.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2006
(in thousands)

	Pinnacle	Colgan Air,	Pro Forma		Pro Forma
	Airlines Corp.	Inc.	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$705	$3,919	$—		$4,624
Short-term investments	72,700	—	(10,000)	(a)	62,700
Receivables	100,925	9,552	—		110,477
Prepaid expenses and other assets	15,003	1,534	(85)	(b)	16,452
Expendable aircraft components, net of allowance for obsolescence	8,061	5,950	—		14,011

Total current assets	197,394	20,955	(10,085)		208,264

Net property and equipment	40,985	42,041	—		83,026

Other assets	27,262	1,377	(1,454)	(b)	27,185
Debt issuance cost, net	3,978	—	—		3,978
Contractual rights acquired from Northwest, net	13,232	—	—		13,232
Goodwill, net	18,422	—	—		18,422
Pending adjustments to acquired assets and liabilities, including identifiable intangible assets and goodwill	—	—	21,603	(c)	21,603

Total assets	$301,273	$64,373	$10,064		$375,710

Pinnacle Airlines Corp.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2006
(in thousands)

	Pinnacle	Colgan Air,	Pro Forma		Pro Forma
	Airlines Corp.	Inc.	Adjustments		Combined
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,201	$14,273	$—		$32,474
Accrued expenses	26,190	10,084	—		36,274
Line of credit	—	8,374	—		8,374
Current maturities of long-term debt	—	9,644	—		9,644
Current maturities of capital leases	—	1,046	—		1,046
Income taxes payable	16,658	—	—		16,658
Current deferred income tax liability	6,815	—	—		6,815
Other current liabilities	5,980	517	10,000	(a)	16,497

Total current liabilities	73,844	43,938	10,000		127,782

Deferred credits	2,296	—	—		2,296

Deferred income taxes	7,112	—	—		7,112

Long-term debt, net of current maturities	121,000	15,837	(121)	(b)	136,716

Capital lease obligations, net of current maturities	—	4,783	—		4,783

Commitments and contingencies

Stockholders’ equity
Series A preferred stock, $100 par value:
One share authorized, issued and outstanding	—	—	—		—
Common stock, $.01 par value:
Authorized shares - 40,000,000
Issued and outstanding shares - 21,945,260	221	240	(240)	(b)	221
Additional paid-in capital	86,152	—	—		86,152
Retained earnings (deficit)	10,648	(425)	425	(b)	10,648

Total stockholders’ equity (deficiency)	97,021	(185)	185		97,021

Total liabilities and stockholders’ equity	$301,273	$64,373	$10,064		$375,710

Pinnacle Airlines Corp.
Unaudited Pro Forma Consolidated Statement of Income
Year Ended December 31, 2006
(in thousands)

	Pinnacle	Colgan Air,	Pro Forma		Pro Forma
	Airlines Corp.	Inc.	Adjustments		Combined
Operating revenues
Regional airline services	$816,787	$178,334	$—		$995,121
Public service revenues	—	11,697	—		11,697
Other	7,836	1,350	—		9,186

Total operating revenues	824,623	191,381	—		1,016,004

Operating expenses:
Salaries, wages and benefits	141,835	41,908	—		183,743
Aircraft fuel	109,224	36,076	—		145,300
Aircraft maintenance, materials and repairs	35,110	38,706	—		73,816
Commissions and passenger-related expense	—	18,785	—		18,785
Aircraft rentals	264,124	9,945	—		274,069
Other rentals and landing fees	43,135	9,121	—		52,256
Ground handling	87,390	12,226	—		99,616
Depreciation	3,985	5,464	—		9,449
Other	55,843	15,284	—	(d)	71,127
Reduction in losses associated with bankruptcy filings of Northwest and Mesaba	(43,571)	—	—		(43,571)

Total operating expenses	697,075	187,515	—		884,590

Operating income	127,548	3,866	—		131,414

Operating income as a percentage of operating revenue	15.5%	2.0%	—		12.9%

Nonoperating income (expense)
Interest income	2,548	107	—		2,655
Interest expense	(5,578)	(3,883)	—		(9,461)
Miscellaneous income	82	57	—		139

Net nonoperating expense	(2,948)	(3,719)	—		(6,667)

Income before income taxes	124,600	147			124,747
Income tax expense	46,801	—	55	(e)	46,856

Net income	$77,799	$147	$(55)		$77,891

Basic earnings per share	$3.55	—	—		$3.55

Diluted earnings per share	$3.54	—	—		$3.54

Shares used in computing basic earnings per share	21,945	—	—		21,945

Shares used in computing diluted earnings per share	21,974	—	—		21,974

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND
STATEMENT OF INCOME
The accompanying pro forma balance sheet and statement of income for the year ended December 31, 2006 combine the Company’s consolidated balance sheet and statement of income for the year then ended with the balance sheet and statement of income of Colgan for the year then ended as if the acquisition had been consummated as of the beginning of 2006 (amounts in thousands).
(a)	This adjustment represents the purchase price paid to acquire Colgan.

(b)	This adjustment is to remove from the combined balance sheet certain assets that were not included and liabilities that were not assumed in the purchase agreement between the Company and the selling shareholders of Colgan, as well as to reclassify certain transactions costs incurred by the Company.

(c)	This adjustment includes amounts to be allocated to acquired assets and liabilities, including identifiable intangible assets and goodwill.

(d)	Because the Company has not yet completed its valuation of intangible assets, the pro forma combined statement of income does not include an adjustment for amortization expense for identifiable intangible assets and goodwill acquired in the purchase of Colgan.

(e)	This adjustment represents Federal and State income taxes that would have been recorded by Colgan in 2006 had it not been a Subchapter S corporation and had it instead been required to pay Federal and State income taxes. The pro forma adjustment to income taxes represents the income tax expense at the Company’s effective tax rate of 37.6% for 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

April 5, 2007